Exhibit 21.1

SUBSIDIARIES

FG Group LLC, a Nevada limited liability company

Fundamental Global Reinsurance, Ltd., a Cayman Islands company

FG Strategic Consulting, LLC, a Delaware limited liability company

FG Management Solutions, LLC, a Delaware limited liability company

Fundamental Global Asset Management, LLC, a Delaware limited liability company

FG Reinsurance Holdings, LLC, a Delaware limited liability company

FG Re Solutions, Ltd, a Bermuda company

Sponsor Protection and Coverage Risk, Inc, a South Carolina company

Sponsor Protection and Coverage Risk Retention Group, Inc, a South Carolina company